EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of the 11th day of December, 2008, by and between Blyth, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Robert B. Goergen (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into an Employment Agreement as of August 1, 2000, as amended by Amendments 1 through 5 (such Employment Agreement and Amendments thereto, the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ the Executive and to enter into an agreement embodying the terms of such employment (this “Agreement”), and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1.           DEFINITIONS.

(a)           “Affiliate” of a person or other entity shall mean a person or other entity that, directly or indirectly, controls, is controlled by, or is under common control with, the person, or other entity, specified.

(b)           “Base Salary” shall mean an annualized salary of not less than (a) $600,000 during the Initial Term (or, in the case of a termination of employment of the Executive due to his death or Disability, during the Scheduled Initial Term) and (b) thereafter, one-half of the annualized Base Salary as in effect on the last day of the Initial Term, in each case as adjusted as contemplated by the second sentence of Section 4(a) below.  For purposes of clarification, the term “Base Salary” shall not include the supplemental salary described in Section 4(b) below.

(c)           “Board” shall mean the Board of Directors of the Company.

(d)           “Cause” shall mean:

(i)           the Executive is convicted of a felony involving moral turpitude; or

(ii)           the Executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the Company, unless the Executive believed in good faith that such act or nonact was in the best interests of the Company.

(e)	“Constructive Termination Without Cause” shall mean termination by the Executive of his employment at his initiative following the occurrence of any of the following events without his consent:

(i)           a reduction in (A) the Executive’s then current Base Salary, (B) the supplemental salary to which he is entitled under Section 4(b) (other than as contemplated on July 31, 2010), or (C) his target bonus opportunity as a percentage of Base Salary;

(ii)           the termination or material reduction of any perquisite described in Sections 7 or 8 or any other employee benefit or perquisite enjoyed by him (other than, in the case of such other employee benefits or perquisites, as part of an across-the-board reduction of such other employee benefits or perquisites applicable to all executive officers of the Company);

(iii)           the failure to elect or reelect the Executive to any of the positions described in Section 3 (including membership on the Board) or the removal of him from any such position;

(iv)           (A) during the Initial Term, a material diminution in the Executive’s duties, responsibilities or authority or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive’s ability to function as the Chairman and Chief Executive Officer of the Company, and (B) during the remainder of the Employment Period following the Initial Term, the assignment to the Executive of duties that are materially inconsistent with those that could reasonably be expected to be assigned to, and performed by, a part-time senior executive of a major corporation;

(v)           the relocation of the Company’s principal office, or the Executive’s own office location, as assigned to him by the Company, to a location outside the State of Connecticut or more than 50 miles from Greenwich, Connecticut; or

(vi)           the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor (whether direct or indirect, by purchase, merger, consolidation, sale or similar transaction) to all or substantially all of the business and/or assets of the Company within 15 calendar days after the closing of any such event.

Following written notice given as set forth in Section 21, below, from the Executive of one of the events described above, the Company shall have 15 calendar days in which to cure.  If the Company fails to cure, the Executive’s Constructive Termination Without Cause shall become effective on the 16th calendar day following the written notice.  The Executive’s good faith determination that there has been a Constructive Termination Without Cause shall be conclusive unless the Company bears the burden of proving that the Executive was acting in bad faith or unreasonably.

(f)           “Disability” shall have the meaning ascribed thereto in Section 409A(2)(C) of the Code and Treasury Regulation Section 1.409A-3(i)(4)(i).  In addition, “Disability” shall include the events listed in Treasury Regulation Section 1.409A-3(i)(4)(iii) to the extent permitted thereunder.

(g)          “Effective Date” shall mean the date as of which this Agreement was entered into.

(h)           “Employment Period” shall mean the period commencing on the on the Effective Date and ending on July 31, 2013, subject to Section 2 hereof.

(i)           “Fair Market Value” shall mean the average daily value of a share of Stock as traded on the stock market on which the Company’s Common Stock is principally traded (which is currently the New York Stock Exchange) during the applicable period, based on the mean of the high and low reported sales prices on each day during such period.

(j)           “Initial Term” shall mean the period commencing on the Effective Date and ending on the earlier of (i) January 31, 2010 (the “Scheduled Initial Term”) and (ii) the ninetieth (90th) day after the date on which a written notice of termination of the Initial Term is given by either the Executive or the Company (pursuant to a resolution adopted by the Board).

(k)           “Scheduled Employment Period” shall mean the Employment Period as in effect immediately prior to any termination of the Employment Period that occurs by reason of the death or Disability of the Executive.

(l)           “Registration Rights Agreement” shall mean the Registration Rights Agreement between the Company and the Executive , dated as of August 1, 2000.

(m)           “Stock” shall mean the common stock, par value $0.02 per share, of the Company.

2.           EMPLOYMENT PERIOD.

The Executive shall be employed hereunder during the Employment Period.  Notwithstanding the foregoing, the Executive’s employment hereunder and the Employment Period shall be terminated (a) automatically, upon the death or Disability of the Executive, subject to the provisions of Section 9, and (b) upon the giving of notice of ninety days’ prior written notice by the Executive or the Company (pursuant to a resolution adopted by the Board), subject to the provisions of Section 9.

3.           POSITION, DUTIES AND RESPONSIBILITIES.

(a)           Commencing on the Effective Date and continuing for the Initial Term, the Executive shall be employed as the Chairman of the Board and Chief Executive Officer of the Company and be responsible for the general management of the affairs of the Company.  During the remainder of the Employment Period, the Executive shall be employed as the non-executive Chairman of the Board of the Company and shall have such duties and responsibilities for the management of the Company as shall be assigned to him from time to time by the Board of Directors of the Company; provided that such duties and responsibilities shall not be inconsistent with those that could reasonably be expected to be performed by a part-time senior executive of a major corporation.  The Executive has heretofore been elected as a member of the Board of Directors of the Company.  The Executive, in carrying out his duties under this Agreement, shall report to the Board.  During the Initial Term, the Executive shall devote his full business time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote its interests. During the remainder of the Employment Period, the Executive shall devote one-half of his business time and attention to the business and affairs of the

Company and shall use his best efforts, skills and abilities to promote its interests.  It is the intent of the Company and the Executive that there shall not occur a Separation from Service (as defined in Section 9(k) hereof) with respect to the Executive until the end of the Employment Period.  To that end, and notwithstanding the end of the Initial Term, the giving of any notice pursuant to Section 2 or the provisions of Section 3(b) hereof, the Executive agrees to use his best efforts to continue to provide to the Company until the end of the Employment Period, and the Company agrees to use its best efforts to utilize, such services of the Executive as may be necessary to ensure that there will not be a Separation from Service with respect to the Executive prior to the end of the Employment Period.  The Company hereby agrees that so long as the Executive, members of his immediate family (including his wife, his children and their spouses and his grandchildren) or entities controlled by the Executive and/or the members of his immediate family are the beneficial owners of at least 25% of the issued and outstanding shares of common stock of the Company (a) any policy of the Company requiring the resignation of a director or the termination of the services of a person as a director of the Company at age 72 shall not apply to the Executive and (b) the Company will use its best efforts to cause the Executive to be nominated and elected as a director of the Company until such time as the Executive reaches the age of 75.

(b)           Nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations subject to the approval of the Board in each case (which approval has been given as to the boards on which the Executive is currently serving as a director), which approval shall not be unreasonably withheld, (ii) serving, to the extent consistent with past practice, on the boards of a reasonable number of educational and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities set forth in this Section 3(b) do not materially interfere with the proper performance of his duties and responsibilities under Section 3(a).

4.           BASE SALARY; SUPPLEMENTAL SALARY.

(a)           During the Employment Period, the Executive shall be paid the Base Salary, which shall be payable in accordance with the regular payroll practices of the Company.  The Base Salary shall be reviewed annually for increase in the discretion of the Board.

(b)           In addition, during the period commencing February 1, 2008, and ending on the earlier of July 31, 2010 or the last day of the Employment Period, the Executive shall be paid, in addition to his Base Salary and any incentive award to which he might be entitled, a supplemental salary of $500,000 on an annualized basis, which shall be payable in accordance with the regular payroll practices of the Company.

5.           ANNUAL INCENTIVE AWARD.

During the Employment Period, the Executive shall participate in the Blyth, Inc. Annual Incentive Compensation Plan or any successor annual incentive award plan of the Company. Under such plan, the Executive shall have a target bonus opportunity each year equal to at least 100% of his then Base Salary, payable in that amount if the performance goals established for the relevant year are met.  If such performance goals are not met, the Executive shall receive a lesser amount (or nothing) as determined in accordance with applicable plan guidelines.  If such performance goals, are exceeded, the Executive may receive a greater amount as determined in accordance with applicable plan guidelines.  The Executive shall be paid his annual incentive awards no later than other senior executives of the Company are paid their annual incentive awards.

6.           SUPPLEMENTAL PENSION.

Subject to Section 9(k) hereof, the Executive shall be entitled to receive, during his lifetime, a supplemental pension benefit, commencing upon the earlier of (a) August 1, 2010, and (b) the day following the termination of the Employment Period (regardless of the reason therefor), equal to $500,000 per annum, which amount shall be payable in four equal quarterly installments each year, commencing on the earlier of August 1, 2010 or the day following the end of the Employment Period.  To provide for the payment of such annuity, the Company has established a so-called “rabbi trust” in customary form for the benefit of the Executive and agreed to contribute to such trust a single life annuity insurance policy that insures the payment of such annuity, as aforesaid.

7.           EMPLOYEE BENEFIT PROGRAMS.

During the Employment Period, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, 401(k), medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

8.	REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES; PERQUISITES; VACATIONS.

(a)           The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy.  The Company shall pay all reasonable financial consultant and legal fees and expenses incurred by the Executive in connection with the negotiation of the Executive’s employment arrangements with the Company.

(b)           During the Employment Period, the Company will (i) provide a car and driver for the Executive’s use, consistent with past practice, in fulfilling his responsibilities as Chief Executive Officer or as the non-executive Chairman of the Board and as a member of various boards of directors/trustees of corporations and educational and charitable organizations, (ii) make available, without charge, a portion of the Company’s executive office space (or the equivalent), consistent with past practice, for use by The Goergen Foundation, The Ropart Group

Limited and their Affiliates and (iii) permit the Executive to use the Company’s aircraft (subject to the obligation to reimburse the Company for the value of the personal use thereof determined in accordance with Treasury Regulation 1.61-21(g)).

(c)           During the Employment Period, the Executive shall be entitled to four weeks paid vacation per year of employment, which shall accrue and otherwise be subject to the Company’s vacation policy for senior executives.

9.           TERMINATION OF EMPLOYMENT.

(a)           Termination Due to Death.  In the event that the Executive’s employment is terminated due to his death, the Employment Period shall terminate and his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits:

(i)           continuation of Base Salary through the end of the Scheduled Initial Term at the Base Salary rate in effect on the date of termination, and the further continuation of the Base Salary (as adjusted pursuant to Section 1(b)(ii)) through the remainder of the Scheduled Employment Period and the two-year period thereafter;

(ii)           annual incentive award for the year in which the Executive’s death occurs, based on the original target award performance for the Executive for such year, payable in a single installment promptly after his death;

(iii)           continued participation by the Executive’s spouse during her lifetime in the Company’s medical and dental plans, or, in the event that the Executive’s spouse is not eligible to participate in such plans or such plans are terminated after the termination of the Executive’s employment, in plans (including plans maintained solely for the benefit of the Executive’s spouse) that provide benefits that are equivalent to those provided under each of the Company’s medical and dental plans on the date the Executive’s employment is terminated; and

(iv)           upon the death of both the Executive and his spouse, the Company shall, upon the demand of the Executive’s or his spouse’s estate or his or her beneficiaries, as the case may be, (A) buy back from such estate or such beneficiaries 7,500,000 shares of Stock (or such lesser amount as may be specified in such demand) within ninety days of such demand at the Fair Market Value thereof during the calendar quarter ending immediately prior to the date of such demand, or register the public offer and sale by such estate or such beneficiaries of 7,500,000 shares of Stock (or such lesser amount as may be specified in such demand) pursuant to the Registration Rights Agreement; PROVIDED, HOWEVER, that the Company shall not have any obligation either to buy back shares of Stock or to register the public offer and sale thereof if such estate or such beneficiaries can then sell all shares of Stock owned by it or them in a public offering in an unlimited number without registration of such sale under the Securities Act of 1933, as amended.

(b)           Termination Due to Disability.  In the event that the Executive’s employment is terminated due to his Disability, the Employment Period shall terminate and he shall be entitled to the following benefits:

                (i)           continuation of Base Salary through the end of the Scheduled Initial Term at the Base Salary rate in effect on the date of termination, and the further continuation of the Base Salary (as adjusted pursuant to Section 1(b)(ii)) through the remainder of the Scheduled Employment Period and the two-year period thereafter;

(ii)           annual incentive award for the year in which the Executive’s Disability occurs, based on the original target award performance for the Executive for such year, payable in a single installment promptly after the Executive’s employment is terminated;

(iii)           continued participation by the Executive during his lifetime in all employee welfare benefit plans and programs that are generally made available to senior officers of the Company or its employees, or, in the event that the Executive is not eligible to participate in such plans or such plans are terminated after the date the Executive’s employment is terminated, in plans (including plans maintained solely for the benefit of the Executive) that provide benefits that are equivalent to those provided under each of the Company’s employee welfare benefit plans and programs on the date the Executive’s employment is terminated;

(iv)           continued participation by the Executive’s spouse during her lifetime in the Company’s medical and dental plans, or, in the event that the Executive’s spouse is not eligible to participate in such plans or such plans are terminated after the date the Executive’s employment is terminated, in plans (including plans maintained solely for the benefit of the Executive’s spouse) that provide benefits that are equivalent to those provided under each of the Company’s medical and dental plans on the date the Executive’s employment is terminated;

(v)           continuation of the perquisites described in Section 8(b) during the Executive’s lifetime, except that the Executive’s personal use of the Company’s aircraft shall be limited to 50 hours of flight time per annum; and

(vi)           upon the death of the Executive and his spouse, the Company shall, upon the demand of the Executive’s or his spouse’s estate or his or her beneficiaries, as the case may be, (A) buy back from such estate or such beneficiaries 7,500,000 shares of Stock (or such lesser amount as may be specified in such demand) within ninety days of such demand at the Fair Market Value thereof during the calendar quarter ending immediately prior to the date of such demand or register the public offer and sale by such estate or such beneficiaries of 7,500,000 shares of Stock (or such lesser amount as may be specified in such demand) pursuant to the Registration Rights Agreement; PROVIDED, HOWEVER, that the Company shall not have any obligation either to buy back shares of Stock or to register the public offer and sale thereof if such estate or such beneficiaries can then sell all shares of Stock owned by it or them in a public offering in an unlimited number without registration of such sale under the Securities Act of 1933, as amended.

In no event shall a termination of the Executive’s employment for Disability occur until the Party terminating his employment gives written notice to the other Party in accordance with Section 21 below.  In addition, the Executive acknowledges and agrees that he is not eligible to participate in any short-term or long-term disability plan, policy or program maintained by the Company.

(c)           Termination by the Company for Cause.

(i)           A termination for Cause shall not take effect unless the provisions of this paragraph (i) are complied with.  The Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within six months of the Board learning of such act or acts or failure or failures to act.  The Executive shall have ten calendar days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible.  If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board.  Such hearing shall be held within 15 calendar days of such notice to the Executive, provided he requests such hearing within ten calendar days of the written notice from the Board of the intention to terminate him for Cause.  If, within five calendar days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he may thereupon be terminated for Cause, provided that Cause has occurred.

(ii)           In the event the Company terminates the Executive’s employment for Cause, the Employment Period shall terminate and the Executive shall be entitled to Base Salary through the date of the termination.

(d)           Termination Without Cause or Constructive Termination Without Cause.  In the event the Executive’s employment is terminated by the Company without Cause, other than due to Disability or death, or in the event there is a Constructive Termination Without Cause, the Employment Period shall terminate and the Executive shall be entitled to the following benefits:

(i)           Continuation of Base Salary through the end of the Employment Period;

(ii)           the fiscal year bonus for the year in which the Employment Period terminates if such bonus is approved by the Compensation Committee (based on the parameters set by the Compensation Committee for the Executive’s performance bonus during the first ninety days of the fiscal year in which the Employment Period terminates).  The amount of such bonus will be pro-rated based on the termination date and shall be paid at the time performance bonuses are paid to other employees for such fiscal year;

(iii)           continued participation by the Executive during his lifetime in all employee welfare benefit plans and programs that are generally made available to senior officers of the Company or its employees, or, in the event that the Executive is not eligible to participate in such plans or such plans are terminated after the date the Executive’s employment is terminated, in plans (including plans maintained solely for the benefit of the Executive) that provide benefits that are equivalent to those provided under each of the Company’s employee welfare benefit plans and programs on the date the Executive’s employment is terminated;

(iv)           continued participation by the Executive’s spouse during her lifetime in the Company’s medical and dental plans, or, in the event that the Executive’s spouse is not eligible to participate in such plans or such plans are terminated after the date the Executive’s employment is terminated, in plans (including plans maintained solely for the benefit of the

Executive’s spouse) that provide benefits that are equivalent to those provided under each of the Company’s medical and dental plans on the date the Executive’s employment is terminated;

(v)           continuation of the perquisites described in Section 8(b) during the Executive’s lifetime, except that the Executive’s personal use of the Company’s aircraft shall be limited to 50 hours of flight time per annum;

(vi)           continued provision by the Company to the Executive during his lifetime of executive office space and secretarial support comparable to that made available to the Executive during the Employment Period;

(vii)           the Company shall, upon the demand of the Executive, buy back from the Executive 100,000 shares of the Company’s Common Stock at the end of each of the next four calendar quarters following the end of the quarter in which his employment was terminated at the Fair Market Value of such Stock during such quarter; and

(viii)                      upon the death of the Executive and his spouse, the Company shall, upon the demand of the Executive’s or his spouse’s estate or his or her beneficiaries, as the case may be, (A) buy back from such estate or such beneficiaries 7,500,000 shares of Stock (or such lesser amount as may be specified in such demand) within ninety days of such demand at the Fair Market Value thereof during the calendar quarter ending immediately prior to the date of such demand or register the public offer and sale by such estate or such beneficiaries of 7,500,000 shares of Stock (or such lesser amount as may be specified in such demand) pursuant to the Registration Rights Agreement; PROVIDED, HOWEVER, that the Company shall not have any obligation either to buy back shares of Stock or to register the public offer and sale thereof if such estate or such beneficiaries can then sell all shares of Stock owned by it or them in a public offering in an unlimited number without registration of such sale under the Securities Act of 1933, as amended.

(e)           Voluntary Termination; Retirement.

(i)           A termination of employment by the Executive on his own initiative, other than (A) a termination due to death or Disability, or (B) retirement pursuant to clause (ii) below), shall have the same consequences as provided in Section 9(c)(ii) for a termination for Cause.  A voluntary termination under this Section 9(e)(i) shall be effective 30 calendar days after prior written notice is received by the Company.

(ii)           The Executive may retire at any time following the giving of 90 days prior written notice of retirement to the Board, in which event he will be entitled to the benefits described in Section 9(d)(iii)-(vi) and (viii).

(f)           Other Termination Benefits.  In the case of any of the foregoing terminations, the Executive or his estate shall also be entitled to:

(i)           the balance of any incentive awards due for performance periods which have been completed, but which have not yet been paid;

(ii)           any expense reimbursements due the Executive; and

(iii)           other benefits, if any, in accordance with applicable plans and programs of the Company.

(g)           No Mitigation; No Offset.  In the event of any termination of employment under this Section 9, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(h)           Nature of Payments.  Any amounts due under this Section 9 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(i)           Adjustments in the Event of Stock Splits, etc.  The number of shares of Stock that are subject to Sections 9(a), (b), (d), and (e) shall be subject to appropriate adjustment in the event that the outstanding shares of Common Stock of the Company are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction.

(j)           Anything to the contrary in Sections 9(a), (b) and (d) notwithstanding, for a period not to exceed one hundred eighty (180) days from the date of a demand that the Company buy back shares of Stock, the Company shall not be obligated to buy back shares of Stock at any time when the Company, in its good faith judgment, reasonably believes that the buy back of such shares of Stock would materially and adversely affect (A) a pending or scheduled public offering or private placement of securities of the Company, (B) an acquisition, merger, consolidation or similar transaction by or of the Company, or (C) preexisting and continuing negotiations, discussions or pending proposals with respect to any of the foregoing transactions. Nothing contained in this Section 9(j) shall be deemed to limit the rights of the Company under the last paragraph of Section 1.4 of the Registration Rights Agreement, except that the 180 day period referred to therein shall be coterminous with the 180 day period referred to herein.

(k)           Anything to the contrary herein notwithstanding, the Executive shall not be paid any compensation or benefits to be provided hereunder upon a separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations promulgated thereunder, and herein called a “Separation from Service”) with the Company until the date which is 6 months after the date of such Separation from Service (or, if earlier, the date of death of the Executive) if, and to the extent that interest and/or penalties would be payable in respect of such compensation or benefits pursuant to Section 409A(a)(1)(B) of the Code and the regulations promulgated thereunder if paid prior to such date; provided, however, that in the event that the Company does not pay the Executive compensation or benefits by reason of the provisions of this subparagraph (k), then, on the date which is 6 months after the date of such Separation from Service, it shall pay all of such compensation and benefits as was not so paid together with interest thereon at rate of 6% per annum, compounded quarterly, calculated from the dates that payment thereof was due, but for this Section 9(k), to the date of payment thereof.

10.           CONFIDENTIALITY.

(a)           The Executive agrees that he will not, at any time during the Employment Period or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company, or any subsidiary or Affiliate of the Company, obtained during the course of his employment by the Company, hereunder or otherwise, that is not already known to the public (other than as a result of the Executive’s violation of this Section 10(a), except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or Affiliate of the Company or as may be required by law, provided that, if the Executive receives legal process with regard to disclosure of such information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order.

(b)           The Executive agrees that at the time of the termination of his employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information that is significant to the conduct of the business of the Company or any subsidiary or Affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or Affiliate of the Company has given written consent to removal at the time of the termination of the Executive’s employment and except for his personal rolodex, phone book and similar items.

(c)           The Executive agrees that the Company’s remedies at law would be inadequate in the event of a breach or threatened breach of this Section 10; accordingly, the Company shall be entitled, in addition to its rights at law, to an injunction and other equitable relief without the need to post a bond.

11.           NONCOMPETITION.

(a)           Subject to the provisions of Section 11(b) below and notwithstanding any other provisions of this Agreement, any and all payments (except those made from Company sponsored tax-qualified pension or welfare plans), benefits or other entitlements to which the Executive or his spouse may be eligible in accordance with the terms hereof, may be forfeited, whether or not in pay status, at the discretion of the Company, if the Executive at any time without the consent of the Company establishes a relationship with a competitor which is in conflict with or adverse to the interests of the Company and its subsidiaries (a “Competitive Activity”).  For purposes of this Section 11, the term “establishes a relationship with a competitor” shall mean founding, organizing, establishing, becoming associated with, becoming employed by, rendering services to, consulting or acting as a consultant to, serving as a director for, being a partner in or owning a substantial interest in, as shareholder or otherwise, a business, entity or enterprise which designs, develops, manufactures, produces, offers for sale or sells a product or service which can be used as a substitute for, performs substantially the same function as, is a practical alternative for, or is generally intended to satisfy the same customer or client needs for, any product or service which is designed, developed, manufactured, produced, offered for sale or sold by the Company or its subsidiaries and which generates revenues equal to 5% of the consolidated gross revenues of the Company and its subsidiaries.  The payments, benefits and other entitlements hereunder are being made in part in consideration of the obligations of this

Section 11 and in particular the post-employment payments, benefits and other entitlements are being made in consideration of, and dependent upon, compliance with this Section 11(a).

(b)           Anything in Section 11(a) to the contrary notwithstanding, no forfeiture shall take place with respect to any payments, benefits or entitlements hereunder or under any other award agreement, plan or practice (i) if the Executive shall have been terminated without Cause or in the event there is a Constructive Termination Without Cause, or, in all other circumstances, (ii) unless the Company shall have first given the Executive written notice of its intent to so forfeit or cancel any such payments, benefits or entitlements, and Executive has not, within 30 calendar days of his receipt of such notice, ceased such unpermitted Competitive Activity.

(c)           Nothing in this Section 11 shall prohibit Executive from being a passive owner of less than five percent of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Executive has no active participation in the management of business of such firm, corporation or enterprise.

(d)           If the restrictions stated herein are found by a court to be unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

12.           RESOLUTION OF DISPUTES.

Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in Connecticut, in accordance with the rules and procedures of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Each Party shall bear his or its own costs of the mediation, arbitration or litigation, except that the Company shall bear all such costs if the Executive prevails in such mediation, arbitration or litigation on any material issue.

13.           ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.  Subject to the provisions of Section 9(d) (relating to a Constructive Termination Without Cause), rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

14.           REPRESENTATION.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.  The Executive represents that the performance of his obligations under this Agreement will not violate any agreement between him and any other person, firm or organization.

15.           ENTIRE AGREEMENT.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including, without limitation, the Prior Agreement; provided, however, that this Agreement shall not supersede or affect the Registration Rights Agreement, which shall remain in full force and effect.

16.           AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

17.           SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

18.           SURVIVORSHIP.

Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment.  This Agreement itself (as distinguished from the Executive’s employment) may not be terminated by either Party without the written consent of the other Party.

19.           REFERENCES.

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

20.           GOVERNING LAW/JURISDICTION.

This Agreement shall be governed in accordance with the laws of Connecticut without reference to principles of conflict of laws.

21.           NOTICES.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:

Blyth, Inc.
One East Weaver Street
Greenwich, CT 06831
Attention:              Tyler P. Schuessler
Vice President
Organizational Development

If to the Executive:

Mr. Robert B. Goergen
c/o The Ropart Group Limited
One East Weaver Street
Greenwich, CT 06831

22.           HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

23.           COUNTERPARTS.

This Agreement may be executed in two or more counterparts.

24.           CODE SECTION 409A.

(a)           The Parties agree that this Agreement and the rights granted to the Executive hereunder are intended to meet the requirements of paragraphs (2), (3) and (4) of Section 409A(a)(1)(A) of the Code (the “409A Requirements”).  Accordingly, the Parties agree that during the period ending on December 31, 2008 (or such later date as set forth by the Internal Revenue Service for good faith compliance with guidance relating to Section 409A of the Code), the Parties agree that they shall negotiate in good faith to revise any provisions of this Agreement that might otherwise fail to meet the requirements of paragraphs (2), (3) and (4) of Section 409A of Code; provided, however, that nothing contained in this Section 24 shall be deemed to require the Company to incur any material compensation expense in excess of that which would be incurred by it in the absence of this Section 24.

(b)           Notwithstanding any other provisions of this Agreement to the contrary, to the extent any reimbursement or in-kind benefit provided in this Agreement constitutes deferred compensation subject to Code Section 409A, such reimbursement and/or in-kind benefit shall be made or provided in accordance with Treasury Regulation §1.409A-3(i)(1)(iv). Accordingly, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during the Executive’s taxable year may not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year (except as permitted with respect to medical reimbursement arrangements); (ii) the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or an in-kind benefit shall not be subject to exchange for another benefit.

(c)           Meaning of “Termination” or “Separation From Service.”  If and to the extent termination of employment, or Separation From Service is required to trigger payment rights hereunder, such phrases shall have the meanings given in Treasury Regulation §1.409A-1(h) as reasonably interpreted by the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above.

Blyth, Inc.

By:
        Tyler P. Schuessler

Its:   Vice President
        Organizational Development

Robert B. Goergen